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                                   Exhibit 21

                              LIST OF SUBSIDIARIES

PCT Holdings, Inc., a Washington corporation and a wholly-owned subsidiary of the Company ("PCTH-Washington").

Cashmere Manufacturing Co., Inc., a Washington corporation and wholly-owned subsidiary of PCTH-Washington.

Pacific Coast Technologies, Inc., a Washington corporation and wholly-owned subsidiary of PCTH-Washington.

Ceramic Devices, Inc., a Washington corporation and a wholly-owned subsidiary of the Company.